SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

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                                 SCHEDULE 13G
                                (RULE 13D-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.   )*

                             3DX TECHNOLOGIES INC.
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                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
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                        (Title of Class of Securities)

                                  08554G 10 9
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                                (CUSIP Number)

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            *The  remainder  of  this  cover  page  shall  be  filled  out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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-------------------------------              -----------------------------------
CUSIP NO. 88554G 10 9                13G      PAGE    2    OF    6     PAGES

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1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

        Douglas C. Nester

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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [   ]
                                                                     (b)  [   ]


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3       SEC USE ONLY


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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.
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              5     SOLE VOTING POWER
NUMBER OF           372,251
SHARES       -------------------------------------------------------------------
BENEFI-       6     SHARED VOTING POWER
CIALLY              0
OWNED BY      ------------------------------------------------------------------
EACH          7     SOLE DISPOSITIVE POWER
REPORTING           372,251
PERSON        ------------------------------------------------------------------
WITH          8     SHARED DISPOSITIVE POWER
                    0
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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        372,251
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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 |_|

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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.1%
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12      TYPE OF REPORTING PERSON*

        IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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Item 1.
            (A)  NAME OF ISSUER.

            3DX Technologies Inc., a Delaware corporation (the "Issuer").

            (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 12012 Wickchester, Suite 250, Houston, Texas 77079.

ITEM 2.
            (A) NAME OF PERSON FILING.

            This statement is filed by Douglas C. Nester ("Nester").

            (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The principal business office of Nester is 12012 Wickchester, Suite 250, Houston, Texas 77079.

            (C)  CITIZENSHIP.

            Nester is a U.S. citizen.

            (D) TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

            (E)  CUSIP NUMBER.

            88554G 10 9

ITEM 3. This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.     OWNERSHIP.

            (A)  AMOUNT BENEFICIALLY OWNED.

            Nester beneficially owns 372,251 shares of Issuer's Common Stock.


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            (B)  PERCENT OF CLASS.1

            5.1%.

            (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

            Nester  has sole  power to vote or  dispose or to direct the vote or
            disposition  of  the  372,251   shares  of  Issuer's   Common  Stock
            beneficially owned by him.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

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1           According to the most recently  available filing with the Securities and Exchange Commission in which such number is required to be indicated and after giving effect to: (i) the issuance of 375,000
            shares   of   Issuer's   Common   Stock  in   connection   with  the
            over-allotment option which was exercised in full on January 17, 1997 and (ii) the utilization of a cashless exercise provision in connection with the exercise by the filing person of certain warrants for shares of the Issuer's capital stock.


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ITEM 10.    CERTIFICATION.

            Not applicable.



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                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 14, 1997                       /s/ Douglas C. Nester
                                              --------------------------
                                                    Douglas C. Nester




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